Exhibit 99.1

AUTOBYTEL INC. ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

— MyRide.com launch set for June —

IRVINE, Calif., – May 10, 2007 – Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced financial results for the first quarter ended March 31, 2007.

“We are off to a solid start for the year,” said Autobytel president and CEO Jim Riesenbach. “After spending much of 2006 laying a solid foundation for the future, we now are focused on our transformation to a more media-centric business model. By offering consumers an unrivaled online experience and further establishing our role as a premier online marketing partner for auto dealers and manufacturers, we believe Autobytel will be well positioned for long-term, sustainable growth and profitability.”

First-Quarter 2007 Financial Results

Revenues for the first quarter of 2007 totaled $28.4 million, compared with $28.3 million in the prior-year period and up 6% from $26.8 million in the fourth quarter of 2006. Autobytel generated 61% of total revenues from lead fees, 17% from advertising and 22% from customer relationship management (CRM) services and other in the first quarter of 2007, compared with 64% of total revenues from lead fees, 13% from advertising and 23% from CRM services and other in the first quarter of 2006. The change in revenue mix was largely the result of a 25% increase in ad revenues from the first quarter of last year consistent with the company’s more media-centric focus. This increase was offset by a 4% decline in lead referral fees. Lead referral fees in the first quarter of 2007 included approximately $1.1 million of previously deferred revenue under a multiple element arrangement with an OEM customer.

Autobytel reported operating income for the 2007 first quarter of $3.1 million, which included a $9.9 million gain related to the recent settlement with Dealix Corporation in connection with a patent infringement lawsuit. This compares to an operating loss of $9.1 million in the first quarter of 2006 and an operating loss of $8.0 million in the 2006 fourth quarter. The improvement compared to the first quarter of 2006 is also due to the reduction in patent infringement litigation expenses and other professional fees and the recognition of deferred revenue, partially offset by a $1.0 million accrual for the tentative settlement of a previously disclosed litigation matter and increases in share based compensation and other general and administrative expenses. Non-cash share based compensation was $1.5 million and $1.3 million in the first quarters of 2007 and 2006, respectively.

Autobytel posted net income of $5.6 million, or $0.13 per diluted share, for the first quarter of 2007, including the $9.9 million gain related to the settlement with Dealix Corporation and a $2.3 million gain from the January 2007 sale of the company’s Automotive Information Center (AIC) business. This compares with a net loss of $8.5 million, or $0.20 per share, in the first quarter of 2006 and a net loss of $7.3 million, or $0.17 per share, in the fourth quarter of 2006.

Domestic and restricted international cash and equivalents, and short-term investments totaled $28.1 million at March 31, 2007, versus $26.1 million at December 31, 2006.

Autobytel said it plans to unveil its innovative consumer Internet site, MyRide.com, in June 2007. The company said it expects MyRide.com to provide consumers with the first-of-its-kind integrated vertical search experience built around the entire automotive purchase and ownership lifecycle. The site is expected to provide extensive editorial and multi-media content; the Internet’s largest base of used car listings; access to more than one million automotive parts and accessories through a relationship with a leading Internet retailer; and social networking capabilities.

“We are excited about MyRide.com and its potential to transform the automotive Internet,” Riesenbach said. “The power and robust content of MyRide.com should help us achieve our vision of becoming the leading online destination and brand that assists consumers in researching, buying and owning an automobile. The large consumer following we expect to attract to MyRide.com also should facilitate our journey toward becoming the online marketer of choice for auto dealers and manufacturers.”

“The auto industry continues to account for a large and growing percentage of marketing dollars spent online, and we are confident in our ability to capture a growing share of this opportunity,” Riesenbach continued. “With positive industry trends, a renewed focus on our core competencies and planned technology infrastructure and business process improvements, our goal of reaching profitability before the end of 2008 remains on track, and we are optimistic about our prospects for the future.”

Recent Highlights/Metrics

(in thousands, except average revenue per purchase request or finance lead, percentages and number of dealerships and customers)	1Q 2007	4Q 2006	1Q 2006
Lead fee revenue	$17,231	$15,287	$17,989
CRM services revenue	$6,202	$6,194	$6,339
Advertising revenue	$4,707	$5,120	$3,779
Purchase requests	699	626	880
Retail	65%	70%	57%
OEM & Enterprise	35%	30%	43%
Average revenue per purchase request	$20.30	$19.92	$17.61
Finance leads	199	179	185
Average revenue per finance lead	$15.30	$15.68	$13.38
New car lead referral dealerships (approximate)	2,640	2,630	2,590
Used car lead referral dealerships (approximate)	1,640	1,640	1,550
Finance lead referral customers (approximate)	400	380	350

Conference Call

Autobytel management will host a conference call today at 5 p.m. ET to discuss its first quarter 2007 financial results. The conference call will be available to all interested parties through a live webcast at www.autobytel.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for a year on Autobytel’s Web site. A telephone replay of the call will also be available for approximately one week by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID: 7325276.

About Autobytel Inc.

Autobytel is one of the largest online automotive marketplaces, empowering consumers to make smart vehicle choices using objective automotive data and insightful interactive editorial content. The result is a convenient car-buying process backed by a nationwide network of dealers who are committed to providing a positive consumer experience. Every day consumers choose Autobytel-owned and operated websites – Autobytel.com, Autoweb.com, CarSmart.com, Car.com, and CarTV.com – to facilitate their car-shopping decisions. Autobytel’s ability to attract millions of highly qualified, in-market car buyers and connect them with retailers has made it a leader in facilitating the entire customer car-buying lifecycle.

The company’s innovative marketing, advertising and CRM products, including its Web Control® customer management system, Retention Performance Marketing (RPM®) service reminder program, and Special Finance Leads, are designed to enable dealers to offer a premium consumer experience. Since pioneering pro-consumer online automotive content and purchasing in 1995, Autobytel has helped more than 27 million car buyers, generating billions of dollars in car sales for dealers.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws, including, but not limited to the goal of reaching profitability before the end of 2008 remaining on track . These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to successfully launch new products and services, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees or attract and integrate new employees, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

# # #

(Financial tables follow)

Contact:

Autobytel Inc. Investor Relations

Crystal Hartwell, 949.225.4553 (crystalh@autobytel.com)

Roger Pondel/Laurie Berman, PondelWilkinson Inc., 310.279.5980 (investor@pondel.com)

Autobytel Inc. Media Relations

Melanie Webber, 949.862.3023 (melaniew@autobytel.com)

Rose Maciejewski, Ruder Finn, 310.717.3005 (maciejewskir@ruderfinn.com)

AUTOBYTEL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Domestic cash and cash equivalents	$28,084	$22,743
Restricted international cash and cash equivalents	—	360
Short-term investments	—	3,000
Accounts receivable, net of allowances for bad debts and customer credits of $712 and $798, respectively	16,833	17,250
Prepaid expenses and other current assets	4,081	1,819
Current assets held for sale	—	2

Total current assets	48,998	45,174
Property and equipment, net	11,977	7,954
Goodwill	70,697	70,697
Intangible assets, net	446	674
Other assets	4,795	197

Total assets	$136,913	$124,696

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,930	$9,271
Accrued expenses	6,504	7,607
Deferred revenues	1,981	2,138
Current liabilities held for sale	—	393
Other current liabilities	1,109	1,090

Total current liabilities	16,524	20,499
Deferred rent – non-current	178	195
Deferred revenues – non-current	8,658	—

Total liabilities	25,360	20,694
Minority interest	—	184
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 43,067,954 and 42,665,840 shares issued and outstanding, respectively	43	43
Additional paid-in capital	292,025	289,862
Accumulated deficit	(180,515)	(186,087)

Total stockholders’ equity	111,553	103,818

Total liabilities, minority interest and stockholders’ equity	$136,913	$124,696

AUTOBYTEL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$28,366	$28,300
Costs and expenses:
Cost of revenues	13,338	14,743
Sales and marketing	7,709	7,738
Product and technology development	4,977	4,865
General and administrative	8,810	9,701
Amortization of intangible assets	344	357
Patent litigation settlement	(9,899)	—

Total costs and expenses	25,279	37,404

Operating income (loss)	3,087	(9,104)
Interest income	329	471
Foreign currency exchange (loss) gain	(6)	3

Income (loss) from continuing operations before provision for income taxes and minority interest	3,410	(8,630)
Provision for income taxes	(7)	—
Minority interest	—	(3)

Income (loss) from continuing operations	3,403	(8,633)
Income from discontinued operations	2,169	170

Net income (loss)	$5,572	$(8,463)

Income (loss) per share from continuing operations:
Basic	$0.08	$(0.20)

Diluted	$0.08	$(0.20)

Net income (loss) per share:
Basic	$0.13	$(0.20)

Diluted	$0.13	$(0.20)

Shares used in:
Basic	42,879,841	42,192,349

Diluted	43,748,886	42,192,349

AUTOBYTEL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$5,572	$(8,463)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash charges:
Depreciation and amortization	545	503
Amortization of intangible assets	344	395
Provision for bad debt	21	2
Provision for customer credits	410	524
(Gain) loss on disposal of property and equipment	(1)	4
Gain on sale of AIC business	(2,262)	—
Share-based compensation	1,499	1,290
Minority interest	—	3
Foreign currency exchange loss	6	3
Changes in assets and liabilities:
Accounts receivable	(14)	(720)
Prepaid expenses and other current assets	366	682
Other assets	(134)	38
Accounts payable	(1,660)	1,582
Accrued expenses	(1,268)	(841)
Deferred revenues	1,091	547
Other liabilities	2	119

Net cash provided by (used in) operating activities	4,517	(4,332)

Cash flows from investing activities:
Maturities of short-term and long-term investments	3,000	3,000
Distribution of foreign investment	354	—
Purchases of property and equipment	(5,078)	(808)
Proceeds from sale of property and equipment	1	10
Proceeds from sale of AIC business	2,073	—

Net cash provided by investing activities	350	2,202

Cash flows from financing activities:
Distribution to minority interest shareholder	(184)	—
Proceeds from exercise of stock options and awards issued under the employee stock purchase plan	658	596

Net cash provided by financing activities	474	596

Net increase (decrease) in cash and cash equivalents	5,341	(1,534)
Cash and cash equivalents, beginning of period	22,743	33,353

Cash and cash equivalents, end of period	$28,084	$31,819

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$60	$114